Exhibit 99.1

Conference Call and Webcast

Today, April 26, 2023 at 11:00 a.m. ET

877-407-4018 or 201-689-8471, conference ID 13738280 or

www.bbgi.com

Replay information provided below

CONTACT:

B. Caroline Beasley	Joseph Jaffoni, Jennifer Neuman
Chief Executive Officer	JCIR
Beasley Broadcast Group, Inc.	212/835-8500 or bbgi@jcir.com
239/263-5000 or ir@bbgi.com

BEASLEY BROADCAST GROUP FIRST QUARTER REVENUE INCREASES TO $57.8 MILLION

First Quarter Revenue Growth Driven by Continued Digital

Growth Leading to Significant Cash Flow Increase

NAPLES, Florida, April 26, 2023 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“Beasley” or the “Company”), a multi-platform media company, today announced operating results for the three-month period ended March 31, 2023. For further information, the Company has posted a presentation to its website regarding the first quarter highlights and accomplishments which management will review on today’s conference call.

Summary of First Quarter Results

In millions, except per share data	Three Months Ended March 31,
	2023	2022
Net revenue	$57.8	$55.7
Operating income (loss) [1]	0.4	(2.7)
Net loss [1]	(3.5)	(3.7)
Net loss per diluted share [1]	($0.12)	($0.13)
Station operating income (SOI - non-GAAP)	7.1	5.9

[1]	Operating loss, net loss and net loss per diluted share reflect a $1.9 million non-cash impairment loss in the three months ended March 31, 2022.

Net revenue during the three months ended March 31, 2023 increased 3.7% to $57.8 million, primarily reflecting a year-over-year increase in digital revenue, local spot revenue and network revenue, partially offset by a decrease in national spot revenue, related to continued softness in the national agency business.

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Beasley Broadcast Group, 4/26/23	page 2

Beasley reported operating income of $0.4 million in the first quarter of 2023 compared to an operating loss of $2.7 million in the first quarter of 2022, largely reflecting the year-over-year increase in net revenue. Operating loss in the three months ended March 31, 2022 reflects a $1.9 million non-cash impairment loss related to the sale of WWNN-AM in Boca Raton on April 1, 2022.

Beasley reported a net loss of $3.5 million, or $0.12 per diluted share, in the three months ended March 31, 2023, compared to a net loss of $3.7 million, or $0.13 per diluted share, in the three months ended March 31, 2022. The year-over-year improvement was primarily due to higher revenue.

Station operating income (SOI, a non-GAAP financial measure) increased 21% to $7.1 million in the first quarter of 2023 compared to SOI of $5.9 million in the first quarter of 2022. The increase is primarily attributable to increased net revenue and lower operating expenses as a percentage of net revenue compared to the prior year period.

Please refer to the “Calculation of Station Operating Income” and “Reconciliation of Net Loss to Station Operating Income” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the financial results, Caroline Beasley, Chief Executive Officer, said, “Beasley’s strong first quarter financial operating results highlight our continued local audio leadership and the ongoing success of our digital transformation and revenue diversification initiatives which are driving top-line and SOI growth. Despite ongoing challenges related to the economy and softness in the national spot market, Beasley generated healthy growth across its digital, local audio, and network revenue sources, as reflected by the 3.7% increase in first quarter net revenues to $57.8 million. Top-line growth was the primary factor contributing to an impressive 21% year-over-year increase in SOI to $7.1 million.

“Our digital strategy delivered first quarter digital revenue growth of 27.8% year-over-year, and accounted for 17.3% of total first quarter revenue. Similar to recent quarters, strong digital revenue performance was driven by Beasley’s organic content creation initiatives and the roll-out of our tailored web services. Beasley continues to see accelerating demand from consumers for our innovative digital content, with our unique digital users more than doubling over the prior year quarter, resulting in a more than 90% year-over-year increase in sellable digital impressions. We believe we remain on path for this revenue source to reach 20% of total revenue by 2023 year-end.

“Total outstanding debt as of March 31, 2023 was $290.0 million, and first quarter interest expense slightly declined to $6.6 million. Beasley had $35.9 million of cash and cash equivalents on hand at quarter end. We intend to keep our cash on the balance sheet in order to maintain our strong liquidity position, while we monitor the economic environment.

“In summary, the experience of our team and strong competitive positions in our markets combined with the meaningful actions we have taken to reduce costs and improve operating efficiencies was again evident in the strength of our first quarter results. Looking ahead, while we are hopeful that the operating environment will improve in the second quarter, we are closely monitoring the economy.”

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Beasley Broadcast Group, 4/26/23	page 3

Conference Call and Webcast Information

The Company will host a conference call and webcast today, April 26, 2023, at 11:00 a.m. ET to discuss its financial results and operations. To access the conference call, interested parties may dial 877-407-4018 or 201-689-8471, conference ID 13738280 (domestic and international callers). Participants can also listen to a live webcast of the call at the Company’s website at www.bbgi.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the webcast can be accessed for five days on the Company’s website, www.bbgi.com.

Questions from analysts, institutional investors and debt holders may be e-mailed to ir@bbgi.com at any time up until 9:00 a.m. ET on Wednesday, April 26, 2023. Management will answer as many questions as possible during the conference call and webcast (provided the questions are not addressed in their prepared remarks).

About Beasley Broadcast Group

Beasley Broadcast Group, Inc. (www.bbgi.com) was founded in 1961 by George G. Beasley and owns 61 AM and FM stations in 14 large- and mid-size markets in the United States. Beasley radio stations reach approximately 20 million unique consumers weekly over-the-air, online and on smartphones and tablets, and millions regularly engage with the Company’s brands and personalities through digital platforms such as Facebook, Twitter, text, apps and email. For more information, please visit www.bbgi.com.

For further information, or to receive future Beasley Broadcast Group news announcements via e-mail, please contact Beasley Broadcast Group, at 239-263-5000 or email@bbgi.com, or Joseph Jaffoni, JCIR, at 212-835-8500 or bbgi@jcir.com.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

SOI is a measure widely used in the radio broadcast industry. The Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. However, management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., as a multi-platform media company whose primary business is operating radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “looking ahead,” “intends,” “believes,” “expects,” “seek,” “will,” “should,” or variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including:

•

the effects of the COVID-19 pandemic, including its potential effects on the economic environment and our results of operations, liquidity and financial condition, and the increased risk of impairments of our Federal Communications Commission (“FCC”) licenses and/or goodwill;

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Beasley Broadcast Group, 4/26/23	page 4

•	external economic forces and conditions that could have a material adverse impact on our advertising revenues and results of operations;

•	the ability of our stations to compete effectively in their respective markets for advertising revenues;

•	our ability to develop compelling and differentiated digital content, products and services;

•	audience acceptance of our content, particularly our audio programs;

•	our ability to respond to changes in technology, standards and services that affect the audio industry;

•	our dependence on federally issued licenses subject to extensive federal regulation;

•	actions by the FCC or new legislation affecting the audio industry;

•	increases to royalties we pay to copyright owners or the adoption of legislation requiring royalties to be paid to record labels and recording artists;

•	our dependence on selected market clusters of stations for a material portion of our net revenue;

•	credit risk on our accounts receivable;

•	the risk that our FCC licenses and/or goodwill could become impaired;

•	our substantial debt levels and the potential effect of restrictive debt covenants on our operational flexibility and ability to pay dividends;

•	the potential effects of hurricanes on our corporate offices and stations;

•	the failure or destruction of the internet, satellite systems and transmitter facilities that we depend upon to distribute its programming;

•	disruptions or security breaches of our information technology infrastructure and information systems;

•	the loss of key personnel;

•	our ability to integrate acquired businesses and achieve fully the strategic and financial objectives related thereto and their impact on our financial condition and results of operations;

•	the fact that our Company is controlled by the Beasley family, which creates difficulties for any attempt to gain control of our Company; and

•	other economic, business, competitive, and regulatory factors affecting our businesses, including those set forth in our filings with the SEC.

Our actual performance and results could differ materially because of these factors and other factors discussed in our SEC filings, including but not limited to our annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of April 26, 2023 and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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Beasley Broadcast Group, 4/26/23	page 5

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Comprehensive Loss (Unaudited)

	Three months ended March 31,
	2023	2022
Net revenue	$57,779,120	$55,720,268

Operating expenses:
Operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below)	50,653,655	49,830,436
Corporate expenses (including stock-based compensation)	4,483,095	4,233,460
Depreciation and amortization	2,229,325	2,515,900
Impairment loss	—	1,857,226

Total operating expenses	57,366,075	58,437,022
Operating income (loss)	413,045	(2,716,754)
Non-operating income (expense):
Interest expense	(6,593,852)	(6,849,037)
Other income, net	540,515	872

Loss before income taxes	(5,640,292)	(9,564,919)
Income tax benefit	(2,163,983)	(5,849,318)

Loss before equity in earnings of unconsolidated affiliates	(3,476,309)	(3,715,601)
Equity in earnings of unconsolidated affiliates, net of tax	(60,257)	(23,344)

Net loss	$(3,536,566)	$(3,738,945)

Basic and diluted net loss per share	$(0.12)	$(0.13)

Basic and diluted common shares outstanding	29,785,759	29,370,789

Selected Balance Sheet Data - Unaudited

(in thousands)

	March 31, 2023	December 31, 2022
Cash and cash equivalents	$35,895	$39,535
Working capital	41,086	48,966
Total assets	698,128	714,943
Long-term debt, net of unamortized debt issuance costs	285,839	285,473
Stockholders’ equity	$220,101	$223,489

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Beasley Broadcast Group, 4/26/23	page 6

Selected Statement of Cash Flows Data – Unaudited

	Three months ended March 31,
	2023	2022
Net cash provided by (used in) operating activities	$(2,445,165)	$735,374
Net cash used in investing activities	(1,169,280)	(1,375,775)
Net cash used in financing activities	(25,545)	(31,544)

Net decrease in cash and cash equivalents	$(3,639,990)	$(671,945)

Calculation of Station Operating Income – Unaudited

	Three months ended March 31,
	2023	2022
Net revenue	$57,779,120	$55,720,268
Operating expenses	(50,653,655)	(49,830,436)

Station operating income	$7,125,465	$5,889,832

Reconciliation of Net Loss to Station Operating Income – Unaudited

	Three months ended March 31,
	2023	2022
Net loss	$(3,536,566)	$(3,738,945)
Corporate expenses	4,483,095	4,233,460
Depreciation and amortization	2,229,325	2,515,900
Impairment loss	—	1,857,226
Interest expense	6,593,852	6,849,037
Other income, net	(540,515)	(872)
Income tax benefit	(2,163,983)	(5,849,318)
Equity in earnings of unconsolidated affiliates, net of tax	60,257	23,344

Station operating income	$7,125,465	$5,889,832

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